Exhibit 99.1

October 18, 2005

Company Press Release

SOURCE:	California Steel Industries, Inc.
Contact:	Kyle Schulty Manager, Communications 909-350-6024

California Steel Industries Reports Third Quarter 2005 Results

FONTANA, CA, October 18 — California Steel Industries, Inc. (“CSI”) today reported results for the quarter ended September 30, 2005. Net sales during the period decreased 26% to $287.7 million, compared to net sales of $390.3 million in the third quarter of 2004. Net tons shipped decreased 18% and average sales prices decreased 11% compared to third quarter 2004, while average slab consumption costs increased 16%.

Net sales were 6% lower than second quarter 2005, reflecting sales prices lower by almost 13%, while net tons shipped increased 7%.

Sales volumes were as follows (net tons):

	3Q05	3Q04
Hot Rolled	190,208	256,787
Cold Rolled	52,364	53,148
Galvanized	163,415	192,725
ERW Pipe	52,775	55,320
Total	458,762	557,980

A resulting net loss of $1.1 million for the quarter is lower than third quarter 2004’s net income of $46.1 million, attributed primarily to the above listed factors and to higher energy costs.

Prices for electricity and for natural gas ran 16% and 34% higher, respectively, over third quarter 2004. Although electricity rates typically run slightly higher during the summer months, prices in third quarter 2005 rose 48% over second quarter 2005, while natural gas was up 8%.

EBITDA for the quarter was $6.7 million, compared with 2004’s third quarter results of $87.1 million, and $26.1 million in second quarter 2005.

“Third quarter, usually our busiest time of year, was a difficult one for the steel industry. Lower sales volume and falling prices reflect a market that we believe reached its low point during this challenging year,” said Masakazu Kurushima, President and CEO. “However, demand for our products, as well as sales prices, has increased, and we believe that fourth quarter financial results will improve,” he continued.

Results are as follows: (in thousands, except billed net tons)

	Three Months Ended		Nine Months Ended
	9/30/05	9/30/04	9/30/05	9/30/04
Billed net tons	458,762	557,980	1,334,651	1,654,571
Net sales revenue	$287,698	$390,255	$933,607	$915,101
Cost of sales	$283,212	$295,251	$858,261	$747,037
SG&A	$5,758	$8,348	$19,662	$21,281
Operating income (loss)	$(1,536)	$86,106	$58,724	$146,236
Interest expense, net	$2,815	$2,308	$9,127	$8,120
Income (loss) before tax	$(2,798)	$78, 212	$51,714	$125,912
Net income (loss)	$(1,065)	$46,111	$30,682	$74,232
Depreciation	$6,650	$6,563	$19,981	$19,936
Cash Flow Information:
Cash flows provided by (used in):
Operating Activities	$(11,934)	$646	$87,481	$13,004
Investing Activities	$(24,280)	$(2,066)	$5,719	$(9,228)
Financing Activities	$(15,873)	$(14,061)	$(60,480)	$(25,806)
EBITDA, as adjusted	$6,667	$87,083	$80,822	$156,123

Certain prior-year amounts have been reclassified to conform with the current-year presentation. A reconciliation between cash flows from operations and EBITDA, as adjusted, will be included in the Company’s Current Report on Form 8-K, together with this press release.

The balance under the Company’s Revolving Credit Agreement was zero as of September 30, 2005, with availability of $108.0 million and a cash balance of $33.5 million. During third quarter 2005, CSI made its semi-annual bond interest payment of $4.6 million, on September 30. CSI also paid dividends to its shareholders of $15.9 million, representing the payment due from first semester 2005 net income. Additional cash outlay of $19.4 million was made as the Company exercised an early buyout option of a lease held on the equipment of its #2 continuous galvanizing line.

Company Information and Forward Looking Statements

California Steel Industries is the leading producer of flat rolled steel products in the western United States (the 11 states located west of the Rocky Mountains) based on tonnage billed, with a broad range of products, including hot rolled, cold rolled, electric resistant weld pipe and galvanized coil and sheet. Located in Fontana, California, CSI has about 1,000 employees. More information about the company is available at its website at www.californiasteel.com or contact Kyle Schulty, Manager, Communications at 909-350-6024.

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Actual outcomes and results may differ materially from what is expressed herein. In evaluating any forward-looking statements, please carefully consider factors that could cause actual results to differ materially from the expectations of the company or its management. For a more detailed discussion of these factors, please see the company’s most recent filings with the Securities and Exchange Commission. In particular, we direct your attention to our most recent Form 10-K, in particular Item 1 with respect to the general discussion of factors affecting our business, Item 7 with respect to “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Item 7A with respect to “Quantitative and Qualitative Disclosures about Market Risk”. The company undertakes no obligation to update the forward-looking statements to reflect subsequent events or circumstances.